Exhibit 99.1

GENESCO INC. REPORTS FISCAL 2024 FOURTH QUARTER

AND FULL YEAR RESULTS

Johnston & Murphy and Schuh Achieved Record Sales in FY24

Journeys Delivered Another Quarter of Sequential Comp Improvement

Fourth Quarter E-Commerce Sales Increased 5%

NASHVILLE, Tenn., March 8, 2024 --- Genesco Inc. (NYSE: GCO) today reported fourth quarter and full fiscal year results for the three and twelve months ended February 3, 2024.

Fourth Quarter Fiscal 2024 Financial Summary

•
Net sales of $739 million this year (14 weeks) increased 2% compared to Q4FY23 (13 weeks)
•
Comps down 4%, with stores down 7% and direct up 5%
•
E-commerce sales represented 27% of retail sales compared to 25% last year
•
GAAP EPS from continuing operations was $1.84 vs. $3.23 last year
•
Non-GAAP EPS from continuing operations was $2.591 vs. $3.06 last year

Fiscal 2024 Financial Summary

•
Net sales of $2.3 billion this year (53 weeks) decreased 2.5% compared to FY23 (52 weeks)
•
Comps down 4%, with stores down 7% and direct up 8%
•
E-commerce sales represented 23% of retail sales compared to 20% last year
•
GAAP EPS from continuing operations was ($2.10) vs. $5.69 last year
•
Non-GAAP EPS from continuing operations was $0.561 vs. $5.59 last year

Mimi E. Vaughn, Genesco’s Board Chair, President and Chief Executive Officer, said, “Our Fiscal 2024 results reflect the significant shift we’ve seen in our Journeys consumer’s shopping behavior. The year began with a very challenging start, and we reacted quickly to implement strategies that drove sequential improvement in Journeys comp every quarter of the year. Although the Holiday season started off positively, consumers subsequently shopped almost exclusively for key footwear items with a notable shift away from boots, putting more pressure on our core product assortment than we anticipated at the beginning of Q4. At the same time, we delivered another year of record sales for Schuh and Johnston & Murphy.”

_________________________

1Excludes a charge for severance and asset impairments, partially offset by an insurance gain, net of tax effect in the fourth quarter and year of Fiscal 2024 (“Excluded Items”). A reconciliation of earnings (loss) and earnings (loss) per share from continuing operations in accordance with U.S. Generally Accepted Accounting Principles (“GAAP”) with the adjusted earnings (loss) and earnings (loss) per share numbers is set forth on Schedule B to this press release. The Company believes that disclosure of earnings (loss) and earnings (loss) per share from continuing operations adjusted for the items not reflected in the previously announced expectations will be meaningful to investors, especially in light of the impact of such items on the results.

Vaughn continued, “As we move into Fiscal 2025, we have more work to do to meet the needs of our changing consumer. We have an outstanding team in place at Journeys with both an experienced new leader and new chief merchant, a unique proposition as the destination for teen fashion footwear and the tremendous support of our brand partners to accomplish this. Given our strong track record of turning businesses around in challenging times, an even greater call to action to accelerate the pace of Journeys improvement and initiatives already underway, we are well positioned to unlock Journeys’ considerable earnings potential and value.”

Thomas A. George, Genesco’s Chief Financial Officer, commented, "Although we faced a difficult operating environment in the fourth quarter, we delivered sales largely in line with our most recent guidance and better-than-expected gross margin. However, the earnings impact from unusually disruptive winter storms, along with higher than anticipated expenses at Journeys drove bottom line results below our most recent expectations. Looking ahead, while we are taking urgent actions to improve our core product assortment, we expect the current sales dynamic to remain a significant headwind in the first half of Fiscal 2025 and have factored that into our outlook.”

Fourth Quarter Review

Net sales for the fourth quarter (14 weeks) increased 2% to $739 million in Fiscal 2024 compared to $725 million in the fourth quarter (13 weeks) of Fiscal 2023. Excluding the 14th week, sales would have decreased 2% for the fourth quarter of Fiscal 2024. The sales decrease compared to last year was driven by decreased store sales, primarily in Journeys Group, partially offset by a 5% increase in e-commerce comparable sales, increased wholesale sales and a favorable foreign exchange impact.

Comparable Sales

Comparable Same Store and Direct Sales:	4QFY24	4QFY23
Journeys Group	(5)%	(1)%
Schuh Group	(5)%	20%
Johnston & Murphy Group	8%	23%
Total Genesco Comparable Sales	(4)%	5%
Same Store Sales	(7)%	1%
Comparable Direct Sales	5%	21%

The overall sales increase of 2% for the fourth quarter of Fiscal 2024 compared to the fourth quarter of Fiscal 2023 was driven by an increase of 6% at Schuh, 9% at Johnston & Murphy and a 24% increase at Genesco Brands, partially offset by a decrease of 2% at Journeys. On a constant currency basis, Schuh sales were up 2% for the fourth quarter.

Fourth quarter gross margin this year was 46.3%, down 10 basis points compared with 46.4% last year. The decrease as a percentage of sales compared to Fiscal 2023 is due primarily to a change in product mix at Journeys, partially offset by lower freight and logistics costs at both Johnston & Murphy and Genesco Brands.

Selling and administrative expense for the fourth quarter this year increased 170 basis points as a percentage of sales compared with last year. Adjusted selling and administrative expense for the fourth quarter this year also increased 170 basis points as a percentage of sales compared with last year. Approximately 60 basis points of the increase were attributable to the 53rd week. Adjusting for the 53rdweek, expenses were relatively flat in absolute dollars when compared to last year, despite additional variable expenses associated with our direct sales growth, demonstrating the impact and benefit of our cost savings initiatives.

Genesco’s GAAP operating income for the fourth quarter was $37.3 million, or 5.0% of sales this year, compared with $49.8 million, or 6.9% of sales in the fourth quarter last year. Adjusted for the Excluded Items in both periods, operating income for the fourth quarter was $38.5 million this year compared to $51.0 million last year. Adjusted operating margin was 5.2% of sales in the fourth quarter of Fiscal 2024 and 7.0% in the fourth quarter last year. For the 53rd week, operating income was an estimated loss of $2.6 million, or approximately $0.18 per share.

The effective tax rate for the quarter was 43.0% in Fiscal 2024 compared to 19.1% in the fourth quarter last year. The adjusted tax rate, reflecting Excluded Items, was 22.6% in Fiscal 2024 compared to 25.2% in the fourth quarter last year. The lower adjusted tax rate for the fourth quarter this year compared to the fourth quarter last year primarily reflects a reduction in the effective tax rate for jurisdictions in which the Company is profitable.

GAAP earnings from continuing operations were $20.3 million in the fourth quarter of Fiscal 2024 compared to $39.2 million in the fourth quarter last year. Adjusted for the Excluded Items in both periods, fourth quarter earnings from continuing operations were $28.5 million, or $2.59 per share, in Fiscal 2024, compared to $37.1 million, or $3.06 per share, in the fourth quarter last year.

Full Year Review

Net sales for Fiscal 2024 (53 weeks) decreased 2.5% to $2.32 billion from $2.38 billion in Fiscal 2023 (52 weeks). Excluding the 53rdweek, sales would have decreased 4% for Fiscal 2024. The sales decrease compared to last year was driven by decreased store sales, primarily in Journeys Group, and decreased wholesale sales, partially offset by an 8% increase in e-commerce comparable sales and a favorable foreign exchange impact. Total comparable sales for Fiscal 2024 decreased 4% including a same store sales decrease of 7% and a comparable direct sales increase of 8%.

Overall sales for Fiscal 2024 compared to Fiscal 2023 decreased 8% at Journeys and 9% at Genesco Brands, partially offset by an increase of 11% at Schuh and 8% at Johnston & Murphy. On a constant currency basis, Schuh sales were up 8% for Fiscal 2024.

Gross margin for Fiscal 2024 was 47.3%, down 30 basis points compared with 47.6% last year. The decrease as a percentage of sales compared to Fiscal 2023 is due primarily to increased promotional activity and product mix shift in the Journeys business, partially offset by improved margin at Schuh along with improved margins at Johnston & Murphy and Genesco Brands reflecting decreased freight and logistics costs in Fiscal 2024.

Selling and administrative expense for Fiscal 2024 increased 280 basis points as a percentage of sales compared with last year. Adjusted selling and administrative expense as a percentage of sales for Fiscal 2024 was 46.5%, up 290 basis points, compared to 43.6% last year. The increase as a percentage of sales reflects deleverage in expenses, especially compensation expense, selling salaries, occupancy and marketing expenses, largely as a result of lower store comps in Fiscal 2024.

Genesco’s GAAP operating loss for Fiscal 2024 was $13.5 million, or 0.6% of sales, compared to operating income of $93.2 million, or 3.9% of sales last year. Adjusted for the Excluded Items in both periods and goodwill impairment in Fiscal 2024, operating income was $16.8 million this year compared to $96.8 million last year. Adjusted operating margin was 0.7% of sales in Fiscal 2024 and 4.1% of sales last year.

The effective tax rate was -8.5% in Fiscal 2024 compared to 19.8% last year. The adjusted tax rate, reflecting Excluded Items and goodwill impairment, was 24.6% in Fiscal 2024 compared to 24.0% last year.

GAAP loss from continuing operations was $23.6 million in Fiscal 2024, compared to earnings from continuing operations of $72.2 million last year. Adjusted for the Excluded Items in both periods and goodwill impairment in Fiscal 2024, earnings from continuing operations were $6.4 million, or $0.56 per share, in Fiscal 2024, compared to $71.1 million, or $5.59 per share, last year.

Cash, Borrowings and Inventory

Cash as of February 3, 2024 was $35.2 million, compared with $48.0 million as of January 28, 2023. Total debt at the end of the fourth quarter of Fiscal 2024 was $34.7 million compared with $44.9 million at the end of last year’s fourth quarter. Inventories decreased 17% on a year over year basis reflecting decreased inventory for Journeys and Johnston & Murphy, partially offset by an increase at Schuh.

Capital Expenditures and Store Activity

For the fourth quarter this year, capital expenditures were $10 million, related primarily to retail stores and digital and omnichannel initiatives. Depreciation and amortization was $14 million. During the quarter, the Company opened five stores and closed 24 stores. The Company ended the quarter with 1,341 stores compared with 1,410 stores at the end of the fourth quarter last year, or a decrease of 5%. Square footage was down 3% on a year-over-year basis.

Share Repurchases

The Company did not repurchase any shares during the fourth quarter of Fiscal 2024. The Company repurchased 1,261,295 shares, 10% of its outstanding shares, for $32.0 million, or $25.39 per share during Fiscal 2024. The Company currently has $52.1 million remaining on its expanded share repurchase authorization announced in June 2023.

Store Closing and Cost Savings Update

•
The Company closed 94 Journeys stores in Fiscal 2024 and is targeting up to 50 more closures in Fiscal 2025
•
The Company is now targeting an increased run rate of $45-$50 million in annualized cost reductions by the end of Fiscal 2025.

Fiscal 2025 Outlook

For Fiscal 2025, the Company:

•
Expects total sales to decrease 2% to 3% compared to Fiscal 2024, or down 1% to 2% excluding the 53rdweek in Fiscal 2024
•
Expects adjusted diluted earnings per share from continuing operations in the range of $0.60 to $1.00 2
•
Guidance assumes no further share repurchases and a tax rate of 26%

Conference Call, Management Commentary and Investor Presentation

The Company has posted detailed financial commentary and a supplemental financial presentation of fourth quarter results on its website, www.genesco.com, in the investor relations section. The Company's live conference call on March 8, 2024, at 7:30 a.m. (Central time), may be accessed through the Company's website, www.genesco.com. To listen live, please go to the website at least 15 minutes early to register, download and install any necessary software.

__________________________

2A reconciliation of the adjusted financial measures cited in the guidance to their corresponding measures as reported pursuant to GAAP is included in Schedule B to this press release.

Safe Harbor Statement

This release contains forward-looking statements, including those regarding future sales, earnings, operating income, gross margins, expenses, capital expenditures, depreciation and amortization, tax rates, store openings and closures, cost reductions, ESG progress and all other statements not addressing solely historical facts or present conditions. Forward-looking statements are usually identified by or are associated with such words as “intend,” “expect,” “feel,” “believe,” “anticipate,” “optimistic,” “confident” and similar terminology. Actual results could vary materially from the expectations reflected in these statements. A number of factors could cause differences. These include adjustments to projections reflected in forward-looking statements, including those resulting from weakness in store and shopping mall traffic, restrictions on operations imposed by government entities and/or landlords, changes in public safety and health requirements, and limitations on the Company’s ability to adequately staff and operate stores. Differences from expectations could also result from store closures and effects on the business as a result of civil disturbances; the level and timing of promotional activity necessary to maintain inventories at appropriate levels; our ability to pass on price increases to our customers; the imposition of tariffs on product imported by the Company or its vendors as well as the ability and costs to move production of products in response to tariffs; the Company’s ability to obtain from suppliers products that are in-demand on a timely basis and effectively manage disruptions in product supply or distribution, including disruptions as a result of pandemics or geopolitical events, including shipping disruptions in the Red Sea; unfavorable trends in fuel costs, foreign exchange rates, foreign labor and material costs, and other factors affecting the cost of products; our ability to renew our license agreements; impacts of the Russia-Ukraine war, and other sources of market weakness in the U.K. and Republic of Ireland; the effectiveness of the Company's omnichannel initiatives; costs associated with changes in minimum wage and overtime requirements; wage pressure in the U.S. and the U.K.; weakness in the consumer economy and retail industry; competition and fashion trends in the Company's markets; risks related to the potential for terrorist events; risks related to public health and safety events; changes in buying patterns by significant wholesale customers; retained liabilities associated with divestitures of businesses including potential liabilities under leases as the prior tenant or as a guarantor; and changes in the timing of holidays or in the onset of seasonal weather affecting period-to-period sales comparisons. Additional factors that could cause differences from expectations include the ability to secure allocations to refine product assortments to address consumer demand;

the ability to renew leases in existing stores and control or lower occupancy costs, to open or close stores in the number and on the planned schedule, and to conduct required remodeling or refurbishment on schedule and at expected expense levels; the Company’s ability to realize anticipated cost savings, including rent savings; the amount and timing of share repurchases; the Company’s ability to achieve expected digital gains and gain market share; deterioration in the performance of individual businesses or of the Company's market value relative to its book value, resulting in impairments of fixed assets, operating lease right of use assets or intangible assets or other adverse financial consequences and the timing and amount of such impairments or other consequences; unexpected changes to the market for the Company's shares or for the retail sector in general; our ability to meet our sustainability, stewardship, emission and diversity, equity and inclusion related ESG projections, goals and commitments; costs and reputational harm as a result of disruptions in the Company’s business or information technology systems either by security breaches and incidents or by potential problems associated with the implementation of new or upgraded systems; the Company’s ability to realize any anticipated tax benefits in both the amount and timeframe anticipated; and the cost and outcome of litigation, investigations, environmental matters and other disputes involving the Company. Additional factors are cited in the "Risk Factors," "Legal Proceedings" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" sections of, and elsewhere in, the Company’s SEC filings, copies of which may be obtained from the SEC website, www.sec.gov, or by contacting the investor relations department of Genesco via the Company’s website, www.genesco.com. Many of the factors that will determine the outcome of the subject matter of this release are beyond Genesco's ability to control or predict. Genesco undertakes no obligation to release publicly the results of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. Forward-looking statements reflect the expectations of the Company at the time they are made. The Company disclaims any obligation to update such statements.

About Genesco Inc.

Genesco Inc. (NYSE: GCO) is a footwear focused company with distinctively positioned retail and lifestyle brands and proven omnichannel capabilities offering customers the footwear they desire in engaging shopping environments, including approximately 1,340 retail stores and branded e-commerce websites. Its Journeys, Little Burgundy and Schuh brands serve teens, kids and young adults with on-trend fashion footwear that inspires youth culture in the U.S., Canada and the U.K. Johnston & Murphy serves the successful, affluent man and woman with premium footwear, apparel and accessories in the U.S. and Canada, and Genesco Brands Group sells branded lifestyle footwear to leading retailers under licensed brands including Levi’s, Dockers and G.H. Bass. Founded in 1924, Genesco is based in Nashville, Tennessee. For more information on Genesco and its operating divisions, please visit www.genesco.com.

Genesco Financial Contact Genesco Media Contact

Thomas A. George Claire S. McCall

(615) 367-7465 (615) 367-8283

tgeorge@genesco.com cmccall@genesco.com

GENESCO INC.

Condensed Consolidated Statements of Operations

(in thousands, except per share data)

(Unaudited)

	Quarter 4(1)		Quarter 4(1)
	February 3, 2024	% of Net Sales	January 28, 2023	% of Net Sales
Net sales	$738,950	100.0%	$725,020	100.0%
Cost of sales	396,883	53.7%	388,395	53.6%
Gross margin	342,067	46.3%	336,625	46.4%
Selling and administrative expenses	303,549	41.1%	285,776	39.4%
Asset impairments and other, net	1,206	0.2%	1,009	0.1%
Operating income	37,312	5.0%	49,840	6.9%
Other components of net periodic benefit cost	149	0.0%	50	0.0%
Interest expense, net	1,536	0.2%	1,312	0.2%
Earnings from continuing operations before income taxes	35,627	4.8%	48,478	6.7%
Income tax expense	15,337	2.1%	9,280	1.3%
Earnings from continuing operations	20,290	2.7%	39,198	5.4%
Gain (loss) from discontinued operations, net of tax(2)	6,899	0.9%	(249)	0.0%
Net Earnings	$27,189	3.7%	$38,949	5.4%
Basic earnings per share:
Before discontinued operations	$1.86		$3.29
Net earnings	$2.49		$3.27
Diluted earnings per share:
Before discontinued operations	$1.84		$3.23
Net earnings	$2.47		$3.21
Weighted-average shares outstanding:
Basic	10,911		11,914
Diluted	11,025		12,124

(1)
Quarter 4 for the 14-week period ended February 3, 2024 and the 13-week period ended January 28, 2023.

(2)
The gain from discontinued operations for the fourth quarter of Fiscal 2024 includes a $9.4 million pretax gain from insurance proceeds related to legacy environmental matters.

GENESCO INC.

Condensed Consolidated Statements of Operations

(in thousands, except per share data)

(Unaudited)

	Fiscal Year Ended(1)		Fiscal Year Ended(1)
	February 3, 2024	% of Net Sales	January 28, 2023	% of Net Sales
Net sales	$2,324,624	100.0%	$2,384,888	100.0%
Cost of sales	1,225,804	52.7%	1,248,698	52.4%
Gross margin	1,098,820	47.3%	1,136,190	47.6%
Selling and administrative expenses	1,082,040	46.5%	1,042,094	43.7%
Goodwill impairment	28,453	1.2%	—	0.0%
Asset impairments and other, net	1,787	0.1%	855	0.0%
Operating income (loss)	(13,460)	-0.6%	93,241	3.9%
Other components of net periodic benefit cost	537	0.0%	248	0.0%
Interest expense, net	7,777	0.3%	2,920	0.1%
Earnings (loss) from continuing operations before income taxes	(21,774)	-0.9%	90,073	3.8%
Income tax expense	1,854	0.1%	17,831	0.7%
Earnings (loss) from continuing operations	(23,628)	-1.0%	72,242	3.0%
Gain (loss) from discontinued operations, net of tax	6,801	0.3%	(327)	0.0%
Net Earnings (loss)	$(16,827)	-0.7%	$71,915	3.0%
Basic earnings (loss) per share:
Before discontinued operations	$(2.10)		$5.80
Net earnings (loss)	$(1.50)		$5.77
Diluted earnings (loss) per share:
Before discontinued operations	$(2.10)		$5.69
Net earnings (loss)	$(1.50)		$5.66
Weighted-average shares outstanding:
Basic	11,243		12,457
Diluted	11,243		12,707

(1)
Fiscal 2024 for the 53-week period ended February 3, 2024 and Fiscal 2023 for the 52-week period ended January 28, 2023.

GENESCO INC.

Sales/Earnings Summary by Segment

(in thousands)

(Unaudited)

	Quarter 4(1)		Quarter 4(1)
	February 3, 2024	% of Net Sales	January 28, 2023	% of Net Sales
Sales:
Journeys Group	$455,003	61.6%	$465,807	64.2%
Schuh Group	146,131	19.8%	137,516	19.0%
Johnston & Murphy Group	97,623	13.2%	89,311	12.3%
Genesco Brands Group	40,193	5.4%	32,386	4.5%
Net Sales	$738,950	100.0%	$725,020	100.0%
Operating Income (Loss):
Journeys Group	$32,337	7.1%	$43,169	9.3%
Schuh Group	9,325	6.4%	12,341	9.0%
Johnston & Murphy Group	6,136	6.3%	7,108	8.0%
Genesco Brands Group	(267)	-0.7%	(3,229)	-10.0%
Corporate and Other(2)	(10,219)	-1.4%	(9,549)	-1.3%
Operating income	37,312	5.0%	49,840	6.9%
Other components of net periodic benefit cost	149	0.0%	50	0.0%
Interest, net	1,536	0.2%	1,312	0.2%
Earnings from continuing operations before income taxes	35,627	4.8%	48,478	6.7%
Income tax expense	15,337	2.1%	9,280	1.3%
Earnings from continuing operations	20,290	2.7%	39,198	5.4%
Gain (loss) from discontinued operations, net of tax	6,899	0.9%	(249)	0.0%
Net Earnings	$27,189	3.7%	$38,949	5.4%

(1)
Quarter 4 for the 14-week period ended February 3, 2024 and the 13-week period ended January 28, 2023.
(2)
Includes a $1.2 million charge in the fourth quarter of Fiscal 2024 which includes $1.1 million for severance and $0.4 million for asset impairments, partially offset by a $0.3 million insurance gain. Includes a $1.0 million charge in the fourth quarter of Fiscal 2023 for asset impairments.

GENESCO INC.

Sales/Earnings Summary by Segment

(in thousands)

(Unaudited)

	Fiscal Year Ended(1)		Fiscal Year Ended(1)
	February 3, 2024	% of Net Sales	January 28, 2023	% of Net Sales
Sales:
Journeys Group	$1,363,835	58.7%	$1,482,203	62.1%
Schuh Group	480,164	20.7%	432,002	18.1%
Johnston & Murphy Group	339,446	14.6%	314,759	13.2%
Genesco Brands Group	141,179	6.1%	155,924	6.5%
Net Sales	$2,324,624	100.0%	$2,384,888	100.0%
Operating Income (Loss):
Journeys Group	$11,072	0.8%	$94,404	6.4%
Schuh Group	21,435	4.5%	17,601	4.1%
Johnston & Murphy Group	16,314	4.8%	14,364	4.6%
Genesco Brands Group	(8)	0.0%	(678)	-0.4%
Corporate and Other(2)	(33,820)	-1.5%	(32,450)	-1.4%
Goodwill Impairment	(28,453)	-1.2%	—	0.0%
Operating income (loss)	(13,460)	-0.6%	93,241	3.9%
Other components of net periodic benefit cost	537	0.0%	248	0.0%
Interest, net	7,777	0.3%	2,920	0.1%
Earnings (loss) from continuing operations before income taxes	(21,774)	-0.9%	90,073	3.8%
Income tax expense	1,854	0.1%	17,831	0.7%
Earnings (loss) from continuing operations	(23,628)	-1.0%	72,242	3.0%
Gain (loss) from discontinued operations, net of tax	6,801	0.3%	(327)	0.0%
Net Earnings (Loss)	$(16,827)	-0.7%	$71,915	3.0%

(1)
Fiscal 2024 for the 53-week period ended February 3, 2024 and Fiscal 2023 for the 52-week period ended January 28, 2023.
(2)
Includes a $1.8 million charge in the fourth quarter of Fiscal 2024 which includes $1.1 million for severance and $1.0 million for asset impairments, partially offset by a $0.3 million insurance gain. Includes a $0.9 million charge in Fiscal 2023 which includes $1.6 million for asset impairments, partially offset by a $0.7 million gain on the termination of the pension plan.

GENESCO INC.

Condensed Consolidated Balance Sheets

(in thousands)

(Unaudited)

	February 3, 2024	January 28, 2023
Assets
Cash	$35,155	$47,990
Accounts receivable	53,618	40,818
Inventories	378,967	458,017
Other current assets	39,611	25,844
Total current assets	507,351	572,669
Property and equipment	240,266	233,733
Operating lease right of use assets	436,896	470,991
Goodwill and other intangibles	36,815	65,553
Non-current prepaid income taxes	56,839	54,111
Other non-current assets	51,723	59,369
Total Assets	$1,329,890	$1,456,426

Liabilities and Equity
Accounts payable	$114,621	$144,998
Current portion operating lease liabilities	129,189	134,458
Other current liabilities	75,727	81,327
Total current liabilities	319,537	360,783
Long-term debt	34,682	44,858
Long-term operating lease liabilities	359,073	401,113
Other long-term liabilities	45,396	42,706
Equity	571,202	606,966
Total Liabilities and Equity	$1,329,890	$1,456,426

GENESCO INC.

Store Count Activity

	Balance 01/29/22	Open	Close	Balance 01/28/23	Open	Close	Balance 02/03/24
Journeys Group	1,135	22	27	1,130	27	94	1,063
Schuh Group	123	4	5	122	3	3	122
Johnston & Murphy Group	167	2	11	158	2	4	156
Total Retail Stores	1,425	28	43	1,410	32	101	1,341

GENESCO INC.

Store Count Activity

	Balance 10/28/23	Open	Close	Balance 02/03/24
Journeys Group	1,080	3	20	1,063
Schuh Group	124	1	3	122
Johnston & Murphy Group	156	1	1	156
Total Retail Stores	1,360	5	24	1,341

GENESCO INC.

Comparable Sales(1)

	Quarter 4		Fiscal Year Ended
	February 3, 2024	January 28, 2023	February 3, 2024	January 28, 2023
Journeys Group	-5%	-1%	-9%	NA
Schuh Group	-5%	20%	6%	NA
Johnston & Murphy Group	8%	23%	9%	NA
Total Comparable Sales	-4%	5%	-4%	NA
Same Store Sales	-7%	1%	-7%	NA
Comparable Direct Sales	5%	21%	8%	0%

(1)
As a result of store closures in response to the COVID-19 pandemic during the first quarter of Fiscal 2022, and the Company's policy of removing any store closed for seven consecutive days from comparable sales, the Company did not include comparable sales for Fiscal 2023, except for comparable direct sales, as it felt that overall sales was a more meaningful metric last year.

Schedule B

Genesco Inc.

Adjustments to Reported Earnings from Continuing Operations

Three Months Ended February 3, 2024 and January 28, 2023

The Company believes that disclosure of earnings and earnings per share from continuing operations and operating income adjusted for the items not reflected in the previously announced expectations will be meaningful to investors, especially in light of the impact of such items on the results.

	Quarter 4(1)			Quarter 4(1)
	February 3, 2024			January 28, 2023
In Thousands (except per share amounts)	Pretax	Net of Tax	Per Share Amounts	Pretax	Net of Tax	Per Share Amounts
Earnings from continuing operations, as reported		$20,290	$1.84		$39,198	$3.23
Asset impairments and other adjustments:
Asset impairment charges	$378	272	0.03	$1,009	729	0.06
Goodwill impairment	—	24	0.00	—	—	0.00
Severance	1,095	820	0.08	—	—	0.00
Insurance gain	(267)	(200)	(0.02)	—	—	0.00
Fees related to shareholder activist	—	—	0.00	—	(5)	0.00
Expenses related to new HQ building	—	—	0.00	112	100	0.01
Total asset impairments and other adjustments	$1,206	916	0.09	$1,121	824	0.07
Income tax expense adjustments:
Other tax items		7,313	0.66		(2,939)	(0.24)
Total income tax expense adjustments		7,313	0.66		(2,939)	(0.24)
Adjusted earnings from continuing operations (2) and (3)		$28,519	$2.59		$37,083	$3.06

(1)
Quarter 4 for the 14-weeks ended February 3, 2024 and the 13-weeks ended January 28, 2023.

(2)
The adjusted tax rate for the fourth quarter of Fiscal 2024 and 2023 is 22.6% and 25.2%, respectively.

(3)
EPS reflects 11.0 million and 12.1 million share count for the fourth quarter of Fiscal 2024 and 2023, respectively, which includes common stock equivalents in both periods.

Schedule B

Genesco Inc.

Adjustments to Reported Operating Income and Selling and Administrative Expenses

Three Months Ended February 3, 2024 and January 28, 2023

	Quarter 4 - February 3, 2024
In Thousands	Operating Income (Loss)	Asset Impair & Other Adj	Adj Operating Income (Loss)
Journeys Group	$32,337	$—	$32,337
Schuh Group	9,325	—	9,325
Johnston & Murphy Group	6,136	—	6,136
Genesco Brands Group	(267)	—	(267)
Corporate and Other	(10,219)	1,206	(9,013)
Total Operating Income	$37,312	$1,206	$38,518
% of sales	5.0%		5.2%

	Quarter 4 - January 28, 2023
In Thousands	Operating Income (Loss)	Asset Impair & Other Adj	Adj Operating Income (Loss)
Journeys Group	$43,169	$—	$43,169
Schuh Group	12,341	—	12,341
Johnston & Murphy Group	7,108	—	7,108
Genesco Brands Group	(3,229)	—	(3,229)
Corporate and Other	(9,549)	1,121	(8,428)
Total Operating Income	$49,840	$1,121	$50,961
% of sales	6.9%		7.0%

	Quarter 4
In Thousands	February 3, 2024	January 28, 2023
Selling and administrative expenses, as reported	$303,549	$285,776

Expenses related to new HQ building	—	(112)
Total adjustments	—	(112)
Adjusted selling and administrative expenses	303,549	285,664
% of sales	41.1%	39.4%

Schedule B

Genesco Inc.

Adjustments to Reported Earnings (Loss) from Continuing Operations

Fiscal Year Ended February 3, 2024 and January 28, 2023

The Company believes that disclosure of earnings (loss) and earnings (loss) per share from continuing operations and operating income (loss) adjusted for the items not reflected in the previously announced expectations will be meaningful to investors, especially in light of the impact of such items on the results.

	Fiscal Year Ended(1)			Fiscal Year Ended(1)
	February 3, 2024			January 28, 2023
In Thousands (except per share amounts)	Pretax	Net of Tax	Per Share Amounts	Pretax	Net of Tax	Per Share Amounts
Earnings (loss) from continuing operations, as reported		$(23,628)	$(2.10)		$72,242	$5.69
Asset impairments and other adjustments:
Asset impairment charges	$959	718	0.07	$1,550	1,183	0.09
Goodwill impairment	28,453	21,882	1.93	—	—	0.00
Severance	1,095	820	0.07	—	—	0.00
Insurance gain	(267)	(200)	(0.02)	—	—	0.00
Impact of additional dilutive shares	—	—	0.02	—	—	0.00
Gain on pension termination	—	—	0.00	(695)	(525)	(0.04)
Expenses related to new HQ building	—	—	0.00	2,657	2,005	0.16
Total asset impairments and other adjustments	$30,240	23,220	2.07	$3,512	2,663	0.21
Income tax expense adjustments:
Tax impact share based awards		1,059	0.09		(635)	(0.05)
Other tax items		5,735	0.50		(3,188)	(0.26)
Total income tax expense adjustments		6,794	0.59		(3,823)	(0.31)
Adjusted earnings from continuing operations (2) and (3)		$6,386	$0.56		$71,082	$5.59

(1)
Fiscal 2024 for the 53-weeks ended February 3, 2024 and Fiscal 2023 for the 52-weeks ended January 28, 2023.

(2)
The adjusted tax rate for Fiscal 2024 and 2023 is 24.6% and 24.0%, respectively.

(3)
EPS reflects 11.4 million and 12.7 million share count for Fiscal 2024 and 2023, respectively, which includes common stock equivalents in both periods for adjusted earnings from continuing operations. The loss from continuing operations, as reported for Fiscal 2024, excludes common stock equivalents.

Schedule B

Genesco Inc.

Adjustments to Reported Operating Income (Loss) and Selling and Administrative Expenses

Fiscal Year Ended February 3, 2024 and January 28, 2023

	Fiscal Year Ended February 3, 2024
In Thousands	Operating Income (Loss)	Asset Impair & Other Adj	Adj Operating Income (Loss)
Journeys Group	$11,072	$—	$11,072
Schuh Group	21,435	—	21,435
Johnston & Murphy Group	16,314	—	16,314
Genesco Brands Group	(8)	—	(8)
Goodwill Impairment	(28,453)	28,453	—
Corporate and Other	(33,820)	1,787	(32,033)
Total Operating Income (Loss)	$(13,460)	$30,240	$16,780
% of sales	-0.6%		0.7%

	Fiscal Year Ended January 28, 2023
In Thousands	Operating Income (Loss)	Asset Impair & Other Adj	Adj Operating Income (Loss)
Journeys Group	$94,404	$—	$94,404
Schuh Group	17,601	—	17,601
Johnston & Murphy Group	14,364	—	14,364
Genesco Brands Group	(678)	—	(678)
Corporate and Other	(32,450)	3,512	(28,938)
Total Operating Income	$93,241	$3,512	$96,753
% of sales	3.9%		4.1%

	Fiscal Year Ended
In Thousands	February 3, 2024	January 28, 2023
Selling and administrative expenses, as reported	$1,082,040	$1,042,094

Expenses related to new HQ building	—	(2,657)
Total adjustments	—	(2,657)
Adjusted selling and administrative expenses	1,082,040	1,039,437
% of sales	46.5%	43.6%

Schedule B

Genesco Inc.

Adjustments to Forecasted Earnings from Continuing Operations

Fiscal Year Ending February 1, 2025

In millions (except per share amounts)	High Guidance Fiscal 2025		Low Guidance Fiscal 2025
	Net of Tax	Per Share	Net of Tax	Per Share
Forecasted earnings from continuing operations	$10.4	$0.92	$5.4	$0.48
Asset impairments and other adjustments:
Asset impairments and other matters	0.9	0.08	1.3	0.12
Total asset impairments and other adjustments (1)	0.9	0.08	1.3	0.12
Adjusted forecasted earnings from continuing operations (2)	$11.3	$1.00	$6.7	$0.60

(1)
All adjustments are net of tax where applicable. The forecasted tax rate for Fiscal 2025 is approximately 26%.

(2)
EPS reflects 11.3 million share count for Fiscal 2025 which includes common stock equivalents.

This reconciliation reflects estimates and current expectations of future results. Actual results may vary materially from these expectations and estimates, for reasons including those included in the discussion of forward-looking statements elsewhere in this release. The Company disclaims any obligation to update such expectations and estimates.